EXHIBIT 5

                     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                           333 BUSH STREET, 17TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                               FAX (415) 837-1516
                            TELEPHONE (415) 837-1515

                                  June 19, 2001


E-LOAN, Inc.
5875 Arnold Road, Suite 100
Dublin, California 94568


Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by E-LOAN, Inc. (the "Company") of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 4,459,506 additional shares of the Company's Common Stock reserved for issuance under the Company's 1997 Stock Plan, as amended (the "1997 Plan") and 1,068,984 additional shares of the Company's Common Stock (the additional shares under the 1997 Plan and the 1999 Purchase Plan are collectively hereinafter referred to as the "Shares") reserved for issuance under the Company's 1999 Employee Stock Purchase Plan, as amended (the "1999 Purchase Plan").

     In connection with this opinion, we have examined and relied upon the Registration Statement, the 1997 Plan, the 1999 Purchase Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares of Common Stock of the Company to be issued pursuant to the terms of the 1997 Plan and 1999 Purchase Plan are validly authorized and, assuming: (a) no change occurs in the applicable law or the pertinent facts; (b) the pertinent provisions of such blue-sky and securities laws as may be applicable have been complied with; and (c) the Shares are issued in accordance with the terms of the 1997 Plan and 1999 Purchase Plan, the Shares of Common Stock issuable will be validly issued, fully paid and nonassessable.

     This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ ALLEN MATKINS LECK GAMBLE & MALLORY LLP